UGI CORPORATION

DESCRIPTION OF EMPLOYMENT ARRANGEMENT

FOR

PETER KELLY

Effective September 4, 2007, Peter Kelly will be Vice President – Finance and Chief Financial Officer of UGI Corporation. Mr. Kelly has an oral arrangement with UGI Corporation for “at will” employment which includes the following:

Mr. Kelly:

1.	is entitled to an annual base salary of $400,036;

2.	participates in UGI Corporation’s annual bonus
plan, with bonus payable based on the achievement
of pre-approved financial and/or business
performance objectives, which support business
plans and strategic goals;

3.	participates in UGI Corporation’s long-term
compensation plan, the Amended and Restated 2004
Omnibus Equity Compensation Plan, with annual
awards as determined by the Compensation and
Management Development Committee of the Board;

4.	will receive cash benefits upon termination of his employment without cause following a change in control of UGI Corporation;

5.	participates in UGI Corporation’s benefit plans, including the Senior Executive Employee Severance Pay Plan and the Supplemental Executive Retirement Plan; and

6.	is eligible for executive perquisites including financial planning/tax preparation services and participation in the executive health maintenance program.